BioSphere Medical-TM- CHIEF EXECUTIVE OFFICER TO RESIGN
PAUL A. LOONEY APPOINTED CHAIRMAN

ROCKLAND, Mass. June 3, 2002 -- BioSphere Medical Inc. (Nasdaq: BSMD) today announced that John Carnuccio, President and Chief Executive Officer, will resign effective September 1, 2002, to pursue other opportunities. Paul A. Looney, who has served as a director since 1994, has been appointed Chairman of the Board. Robert Palladino, Vice President and Chief Financial Officer, has been promoted to Executive Vice President. The Board of Directors has initiated a search for a new Chief Executive Officer.

"BioSphere Medical is entering a critical period of growth of its embolotherapy product line. As a result, the company represents an attractive opportunity for a seasoned executive," said Paul Looney. "John Carnuccio has made a valuable contribution in building an exciting and growing medical device franchise, and we wish him well in his future endeavors."

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on embolotherapy, the treatment of tumors and vascular malformations by occluding their blood supply. The Company is pioneering the use of patented and proprietary bioengineered microspheres as a new class of embolics. BioSphere Medical's lead products, Embosphere(R) Microspheres and EmboGold(TM) Microspheres, have been cleared by the FDA for marketing for hypervascularized tumors and vascular malformations. The Company has filed a 510(k) application and is currently awaiting a decision by FDA on expanded labeling that would include use of Embosphere(R) Microspheres for uterine fibroid embolization (UFE) in the United States. BioSphere Medical has received CE Mark approval in the European Community and approvals in Canada and Australia which allow the Company to sell Embosphere(R) Microspheres and EmboGold(TM) Microspheres for use in general embolization procedures, including uterine fibroid embolization. For additional information about BioSphere Medical, see the Company's website at www.biospheremed.com.

Contact:
     BioSphere Medical, Inc.
     Kate Rajeck, 781-681-7928